UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2011

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 19, 2011, Grubb & Ellis Company (the “Company”), received written notice (the “Notice”) from NYSE Regulation, Inc. that it is not currently in compliance with the continued listing standards of the New York Stock Exchange (the “NYSE”), which require an average market capitalization of not less than $50 million over 30 consecutive trading days and shareholders’ equity of not less than $50 million.

The Company intends to notify the NYSE that it will submit a plan (the “Plan”) within 45 days from the receipt of the Notice that demonstrates its ability to regain compliance within 18 months. Upon receipt of the Plan, the NYSE has 45 calendar days to review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the 18-month period, or whether it will require the Company to do so within a lesser time period. The NYSE will either (i) accept the Plan, at which time it would specify the applicable time period within which the Company has to come into compliance and continue to monitor the Company for compliance with the Plan or (ii) reject the Plan, at which time the Company would be subject to suspension and delisting proceedings.

During this period, the Company’s common stock will continue to be traded on the NYSE (with a “.BC” indicator affixed to the GBE ticker symbol), subject to the Company’s compliance with other NYSE continued listing criteria.

On May 25, 2011, the Company issued a press release regarding the Notice, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   The following are filed as Exhibits to this Current Report on Form 8-K:

99.1	Press Release issued by Grubb & Ellis Company on May 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By: /s/ Michael J. Rispoli
Michael J. Rispoli
Executive Vice President and Chief Financial Officer

Dated: May 25, 2011